UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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BMO FUNDS, INC.

(Name of Registrant as Specified in its Charter)

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NEWS

BMO Funds, Inc. Announces Planned Adjournment of Special Joint Meeting of Shareholders

MILWAUKEE – November. 3, 2021 – BMO Funds, Inc. (the “Corporation”) announced today that the special joint meeting of shareholders scheduled for November 8, 2021 (the “Meeting”) is expected to convene and immediately adjourn until November 23, 2021, without any business being conducted. The purpose of the adjournment will be to provide shareholders of the Corporation who are eligible to vote at the Meeting with additional time to consider the proposals applicable to them.

The Board of Directors of the Corporation (the “Board”) called the Meeting primarily to allow shareholders of certain series of the Corporation (each, a “Fund”) to consider and vote on a proposed reorganization into a corresponding series of Columbia Funds Series Trust, Columbia Funds Series Trust I or Columbia Funds Series Trust II. The Corporation believes that the adjournment of the Meeting will allow shareholders of each Fund additional time to evaluate all of the factors relevant to each proposed reorganization. Information pertaining to each proposed reorganization was set forth in a combined proxy statement/prospectus mailed to shareholders in advance of the Meeting. The Board has recommended that shareholders of each Fund vote to approve the reorganizations. As set forth in the combined proxy statement/prospectus, shareholders of certain Funds have also been asked to consider and vote on proposals in addition to the proposed reorganizations.

About BMO Funds, Inc.

The Corporation is a registered open-end management investment company that was established as Marshall Funds, Inc., a Wisconsin corporation on July 31, 1992.

For more information please contact:

Jeff Roman

jeff.roman@bmo.com

(416) 867-3996

BMO Funds, Inc.

790 North Water Street, Suite 1100

Milwaukee, Wisconsin 53202